UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934


                         (Amendment No.____________)(1)


                              RTIN Holdings, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  74973T 10 4
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 June 27, 2003
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)


----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 74973T 10 4


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Laurence I. Solow
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a) N/A
   -----------------------------------------------------------------------------
(b) N/A
   -----------------------------------------------------------------------------
________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.A.
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           2,295,000
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         2,295,000
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,295,000
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (See Instructions)

     [_]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     11.25%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (See Instructions)

     IN
________________________________________________________________________________

CUSIP No. 4973T 10 4
________________________________________________________________________________
Item 1.  Security and Issuer.

      (a)  RTIN Holdings, Inc.

      (b)  3218 Page Road, Longview, TX  75605
________________________________________________________________________________
Item 2. Identity and Background.

     (a)  Name of Person Filing:  Laurence I. Solow

     (b)  Address of Principal Business Office or, if none, Residence:
          801 Rue Burgundy, #213, Metairie, LA  70005

     (c)  Citizenship:  U.S.A.

     (d)  Title of Class of Securities:  Common Stock

     (e)  CUSIP Number:  74973T 10 4
________________________________________________________________________________
Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).
________________________________________________________________________________

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned: 2,295,000
                                    --------------------------------------------

     (b)  Percent of class: 11.25%
                           -----------------------------------------------------

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote 2,295,000
                                                        ------------------------

          (ii)  Shared power to vote or to direct the vote 0
                                                          ----------------------

          (iii) Sole power to dispose or to direct the disposition of 2,295,000
                                                                     -----------

          (iv)  Shared power to dispose or to direct the disposition of 0
                                                                       ---------


Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].


         -----------------------------------------------------------------------
Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.


         N/A
         -----------------------------------------------------------------------
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

         N/A
         -----------------------------------------------------------------------
Item 8.  Identification and Classification of Members of the Group.

         N/A
         -----------------------------------------------------------------------
Item 9.  Notice of Dissolution of Group.

         N/A
         -----------------------------------------------------------------------
Item 10. Certifications.

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        July 3, 2003
                                        ----------------------------------------
                                                        (Date)


                                        /s/ Laurence Solow
                                        ----------------------------------------
                                                      (Signature)


                                        Laurence I. Solow
                                        ----------------------------------------
                                                      (Name/Title)



Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).